EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2020 Second Quarter Results

Second Quarter 2020 Sales Increased 9.6% to $250.4 Million
Second Quarter 2020 Diluted Earnings Per Share Increased 184.4% to $1.01
Cash and Current Marketable Securities Increased 58.6% to $299.1 Million

LYNNWOOD, Wash., Sept. 10, 2020 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the second quarter ended August 1, 2020.

Total net sales for the second quarter ended August 1, 2020 (13 weeks) increased 9.6% to $250.4 million from $228.4 million in the quarter ended August 3, 2019 (13 weeks). Due to store closures, stores were open for 73.4% of the second quarter of 2020 measured as the total number of store days open in the quarter divided by the total number of store days available. For the stores that were open, comparable sales for the thirteen weeks ended August 1, 2020 increased 37.3% compared to the same period a year ago.  Net income for the second quarter of fiscal 2020 was $25.4 million, or $1.01 per diluted share, compared to net income of $9.0 million, or $0.36 per diluted share in the second quarter of the prior fiscal year.

Total net sales for the six months (26 weeks) ended August 1, 2020 decreased 12.1% to $388.2 million from $441.4 million reported for the six months (26 weeks) ended August 3, 2019. Net income for the first six months of fiscal 2020 was $4.3 million, or $0.17 per diluted share, compared to net income for the first six months of the prior fiscal year of $9.8 million, or $0.39 per diluted share.

At August 1, 2020, the Company had cash and current marketable securities of $299.1 million compared to cash and current marketable securities of $188.6 million at August 3, 2019. The increase in cash and current marketable securities was driven by cash generated through operations including deferment of $41.5 million composed of landlord payments, lower inventory levels, extended vendor terms and deferred payroll tax payments as well as net income improvements related to abatements, credits and expense reductions. This increase was partially offset by $13.4 million of share repurchases through the Company’s stock buyback program prior to our stores closing due to COVID-19 and other planned capital expenditures.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Our teams did a remarkable job serving our customers and delivering these second quarter results during the most challenging operating environment in the Company’s history. As an organization, we successfully executed a quick and safe reopening of the majority of our stores in the quarter, while continuing to lean heavily on our omni platforms to fulfill strong demand for our distinct merchandise offering. Our recent performance amidst the pandemic underscores the strength of our brand and culture and speaks to the ability of our business model to adapt to changes in purchasing behavior while continuing to drive strong earnings growth and cash generation.  With close to $300 million in cash and no debt on our balance sheet, we are set up well to navigate whatever headwinds arise over the coming quarters and emerge from this crisis positioned to accelerate market share in each of our geographies.”

Third Quarter-To-Date sales
The Company is providing quarter-to-date sales through Labor Day, Monday September 7th, as this time period is more comparable to the prior year given the shift in the Labor Day holiday. Total third quarter-to-date sales for the 37 days ending September 7, 2020 were down approximately 14%, compared with the same 37 day time period in the prior year ended September 9, 2019. Total comparable sales for the 37 day period ending September 7, 2020 were down 5.1%. By channel, open store comparable sales decreased 10.7% and e-commerce sales increased 27.4%.

Store Re-Opening Update
The Company ended the second quarter with 645 or 89.6% of our 720 stores open with the primary closures being in California and Australia due to government mandates. As of Labor Day September 7, 2020, 35 stores or 4.9% of the store base remained closed. All stores are operating under enhanced measures to ensure the health and safety of employees and customers, including requiring our employees to wear masks,
  providing hand sanitizer in multiple locations throughout the store, implementing enhanced cleaning and sanitation protocols,
  reconfiguring sales floors to promote physical distancing, and modifying employee and customer interactions to limit contact.

Outlook
Due to the fast-moving nature of this situation and the uncertainty of impacts on revenue and costs, the Company previously withdrew its full year fiscal 2020 guidance. The Company is not providing an updated outlook at this time for the third quarter or the year.

Conference Call Information
A conference call will be held today to discuss second quarter fiscal 2020 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (574) 990-9934 followed by the conference identification code of 8269508.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of August 29, 2020, we operated 720 stores, including 607 in the United States, 52 in Canada, 49 in Europe and 12 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2020 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200

ZUMIEZ INC.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	August 1, 2020	% of Sales	August 3, 2019	% of Sales
Net sales	$250,392	100.0%	$228,425	100.0%
Cost of goods sold	159,542	63.7%	151,229	66.2%
Gross profit	90,850	36.3%	77,196	33.8%
Selling, general and administrative expenses	57,738	23.1%	65,523	28.7%
Operating profit	33,112	13.2%	11,673	5.1%
Interest income, net	794	0.3%	798	0.4%
Other income, net	392	0.2%	559	0.2%
Earnings before income taxes	34,298	13.7%	13,030	5.7%
Provision for income taxes	8,906	3.6%	4,005	1.7%
Net income	$25,392	10.1%	$9,025	4.0%
Basic earnings per share	$1.02		$0.36
Diluted earnings per share	$1.01		$0.36
Weighted average shares used in computation of earnings per share:
Basic	24,837		25,199
Diluted	25,128		25,402

	Six Months Ended
	August 1, 2020	% of Sales	August 3, 2019	% of Sales
Net sales	$388,164	100.0%	441,353	100.0%
Cost of goods sold	273,578	70.5%	297,693	67.5%
Gross profit	114,586	29.5%	143,660	32.5%

Selling, general and administrative expenses	109,322	28.1%	131,019	29.6%
Operating profit	5,264	1.4%	12,641	2.9%

Interest income, net	1,868	0.5%	1,650	0.4%
Other income, net	498	0.1%	711	0.1%
Earnings before income taxes	7,630	2.0%	15,002	3.4%
Provision for income taxes	3,339	0.9%	5,184	1.2%
Net income	$4,291	1.1%	9,818	2.2%

Basic earnings per share	$0.17		0.39
Diluted earnings per share	$0.17		0.39
Weighted average shares used in computation of earnings per share:
Basic	24,938		25,144
Diluted	25,277		25,395

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 1, 2020	February 1, 2020	August 3, 2019
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$133,905	$52,428	$63,846
Marketable securities	165,227	198,768	124,803
Receivables	24,811	16,841	21,615
Inventories	126,701	135,095	151,079
Prepaid expenses and other current assets	10,560	9,456	11,789
Total current assets	461,204	412,588	373,132
Fixed assets, net	106,151	113,051	116,219
Operating lease right-of-use assets	277,322	301,784	306,056
Goodwill	60,225	57,099	57,306
Intangible assets, net	15,577	14,564	14,672
Deferred tax assets, net	7,080	6,303	6,502
Other long-term assets	9,337	8,869	8,374
Total long-term assets	475,692	501,670	509,129
Total assets	$936,896	$914,258	$882,261

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$75,318	$47,787	$82,859
Accrued payroll and payroll taxes	17,816	23,653	15,582
Income taxes payable	5,534	4,686	2,895
Operating lease liabilities	74,558	61,800	58,646
Other liabilities	30,374	21,784	21,150
Total current liabilities	203,600	159,710	181,132
Long-term operating lease liabilities	259,412	284,717	293,450
Other long-term liabilities	3,858	3,745	3,472
Total long-term liabilities	263,270	288,462	296,922
Total liabilities	466,870	448,172	478,054

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 25,450 shares issued and outstanding at August 1, 2020, 25,828 shares issued and outstanding at February 1, 2020 and 25,770 shares issued and outstanding at August 3, 2019	165,056	161,458	156,625
Accumulated other comprehensive loss	(3,123)	(12,591)	(12,574)
Retained earnings	308,093	317,219	260,156
Total shareholders’ equity	470,026	466,086	404,207
Total liabilities and shareholders’ equity	$936,896	$914,258	$882,261

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	August 1, 2020	August 3, 2019
Cash flows from operating activities:
Net income	$4,291	$9,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	12,005	12,514
Noncash lease expense	30,167	28,318
Deferred taxes	(1,144)	935
Stock-based compensation expense	3,146	3,214
Impairment of long-lived assets	2,128	123
Other	(428)	(288)
Changes in operating assets and liabilities:
Receivables	(5,871)	(770)
Inventories	9,926	(22,727)
Prepaid expenses and other assets	(937)	(2,115)
Trade accounts payable	27,323	47,275
Accrued payroll and payroll taxes	(6,134)	(5,345)
Income taxes payable	(317)	(3,857)
Operating lease liabilities	(20,868)	(29,842)
Other liabilities	8,718	(2,090)
Net cash provided by operating activities	62,005	35,163
Cash flows from investing activities:
Additions to fixed assets	(5,024)	(8,292)
Purchases of marketable securities and other investments	(35,720)	(93,288)
Sales and maturities of marketable securities and other investments	71,387	82,123
Net cash provided by (used in) investing activities	30,643	(19,457)
Cash flows from financing activities:
Proceeds from issuance and exercise of stock-based awards	545	583
Payments for tax withholdings on equity awards	(93)	(238)
Common stock repurchased	(13,417)	—
Net cash (used in) provided by financing activities	(12,965)	345
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,146	(504)
Net increase in cash, cash equivalents, and restricted cash	81,829	15,547
Cash, cash equivalents, and restricted cash, beginning of period	58,991	54,271
Cash, cash equivalents, and restricted cash, end of period	$140,820	$69,818
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$4,630	$8,056
Accrual for purchases of fixed assets	381	2,052